Exhibit 10.58
STILWELL ASSOCIATES, L.P.

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

Effective January 1, 2007

ARTICLE 1	Organization		1
	1.1.	Formation of Limited Partnership	1
	1.2.	Name	1
	1.3.	Character of Business	1
	1.4.	Principal Place of Business	1
	1.5.	Fiscal Year	1
	1.6.	Term	1

ARTICLE 2	Definitions		2

ARTICLE 3	Capital Contributions		5
	3.1.	Capital Contributions	5
	3.2.	Admission of Partners	6
	3.3.	No Priorities of Limited Partners	6

ARTICLE 4	Capital Accounts		6
	4.1.	Capital Accounts	6
	4.2.	Valuation Date; Accounting Period	7
	4.3.	Compliance With Treasury Regulations	7

ARTICLE 5	Determination and Allocation of Profits and Losses		7
	5.1.	Determination of Partnership’s Net (Book) Profit or Loss	7
	5.2.	Allocations to Capital Accounts	8
	5.3.	Ongoing Expenses	8
	5.4.	Management Fee	9
	5.5.	Incentive Allocation	9
	5.6.	New Issues	9
	5.7.	Tax Allocation	10
	5.8.	Accounting Conventions; Elections	10

ARTICLE 6	Distributions		11
	6.1.	Withdrawal of Capital	11
	6.2.	Distributions	13
	6.3.	Restriction on Distribution	13
	6.4.	Withholding	13
	6.5.	Valuation	13

ARTICLE 7	Duties, Powers and Restrictions Upon the General Partner and the Limited Partners		13
	7.1.	Investment Objective	13
	7.2.	Powers of General Partner	14
	7.3.	Other Business Relationships	15
	7.4.	Conflicts of Interest	15
	7.5.	Powers of Limited Partners	15
	7.6.	Partnership Property	15

ARTICLE 8	Liability of Partners		16

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	8.1.	Liability of the General Partner	16
	8.2.	Liability of the Limited Partners	16
	8.3.	No Obligation to Replenish Negative Capital Account	16

ARTICLE 9	Indemnification		16
	9.1.	In General	16
	9.2.	Expenses	17

ARTICLE 10	Books and Records, Reports to Partners		17
	10.1.	Books and Records	17
	10.2.	Federal, State, Local and Foreign Income Tax Information	17
	10.3.	Tax Matters Partner	17
	10.4.	Reports to Partners	18

ARTICLE 11	Transfers; Removal		18
	11.1.	Transfer by the General Partner	18
	11.2.	Transfer by Limited Partners	18
	11.3.	Withdrawal of General Partner	18

ARTICLE 12	Dissolution and Winding Up of the Partnership		19
	12.1.	Dissolution of the Partnership	19
	12.2.	Winding Up of the Partnership	19

ARTICLE 13	Power of Attorney		20
	13.1.	Appointment of General Partner	20
	13.2.	Irrevocable	20

ARTICLE 14	Miscellaneous		20
	14.1.	Amendments	20
	14.2.	Determination of Certain Matters	21
	14.3.	Waiver of Partition	21
	14.4.	Successors in Interest	21
	14.5.	Severability	21
	14.6.	Notice	21
	14.7.	Delaware Office	21
	14.8.	Certificate of Limited Partnership	21
	14.9.	Applicable Law	21
	14.10.	Miscellaneous	21

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AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
STILWELL ASSOCIATES, L.P.
     This LIMITED PARTNERSHIP AGREEMENT dated October 18, 1993, as amended and restated as of January 1, 2007, is made between Stilwell Value, LLC (the “General Partner”) and the limited partners (the “Limited Partners”) listed on Exhibit A hereto. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article 2.
ARTICLE 1
Organization
     1.1. Formation of Limited Partnership. The undersigned General Partner and Limited Partners (collectively, the “Partners,” which term shall include any Partner hereafter admitted to the Partnership and exclude any party that ceases to be a Partner) hereby enter into this Limited Partnership Agreement pursuant to and in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act (the “Act”).
     1.2. Name. The name of the Partnership is “STILWELL ASSOCIATES, L.P.”
     1.3. Character of Business. The business of the Partnership shall be making investments in accordance with the Investment Objective set forth in Section 7.1, managing and supervising such investments, and engaging in such other activities as are permitted hereby or are incidental or ancillary hereto, as the General Partner shall deem necessary or advisable, all upon the terms and conditions set forth in this Agreement
     1.4. Principal Place of Business. The Partnership shall have its principal place of business at New York, New York or at such other place or places as the General Partner may from time to time designate by notice to the Limited Partners.
     1.5. Fiscal Year. The fiscal year of the Partnership shall be the calendar year. The Partnership shall have the same fiscal year for income tax purposes and for accounting purposes.
     1.6. Term. The Partnership commenced upon the filing of its Certificate of Limited Partnership with the Secretary of State of Delaware and will operate until the General Partner determines in its sole discretion that the continuing operation of the Partnership is no longer in the best interests of the Limited Partners or until the occurrence of an Event of Withdrawal as defined herein.

ARTICLE 2
Definitions
     As used herein, the following terms shall have the following respective meanings:
     Accounting Period: the period beginning on the day following any Valuation Date and ending on the next succeeding Valuation Date.
     Act: the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code Section 17-101 et seq., as amended from time to time.
     Additional Limited Partners: as defined in Section 3.1.
     Adjusted Net Asset Value: as defined in Section 5.1.
     Affiliate: with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.
     Agreement: this limited partnership agreement.
     Business Day: any day that The New York Stock Exchange is open for business.
     Capital Account: an account established pursuant to Section 4.1.
     Capital Contribution: as to any Partner at any time, the amount of capital actually contributed by such Partner to the capital of the Partnership.
     Carryforward Account: means a memorandum account to be recorded in the books and records of the Partnership with respect to each Limited Partner, which shall have an initial balance of zero and which shall be adjusted as follows:
(1)	As of the first day after the close of each Performance Period for such Limited Partner, the balance of the Carryforward Account (a) shall be increased by the amount, if any, of such Limited Partner’s Negative Performance Change for such Performance Period and (b) shall be reduced (but not below zero) by the amount, if any, of such Limited Partner’s Positive Performance Change for such Performance Period.

(2)	As of the close of each Performance Period for such Limited Partner, any positive balance of the Carryforward Account shall be further adjusted if the Capital Account balance of such Limited Partner has been reduced during such Performance Period as a result of a distribution or a partial withdrawal, by reducing such positive balance (but not below zero) by an amount determined by multiplying (a) such positive balance by (b) a fraction, of which (i) the numerator is equal to the amount so distributed or withdrawn, and (ii) the denominator is equal to the balance of such Limited Partner’s Capital Account immediately before giving effect to such distribution or withdrawal.

     Certificate: the certificate of limited partnership, as amended or restated from time to time and recorded pursuant to the Act.
     Code: the Internal Revenue Code of 1986, as amended.
     Distribution: any distribution of cash, Portfolio Investment or other assets pursuant to Article 6.
     Event of Withdrawal: shall mean the following:
          (a) The General Partner withdraws from the Partnership as provided in Section 17-602 of the Act;
          (b) The General Partner (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudged bankrupt or insolvent, or has entered against it an order for relief in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) files an answer or other pleading, admitting or failing to contest the material allegations of a petition filed against it in any proceeding of such nature; or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or a substantial part of its properties;
          (c) If within 120 days after the commencement of any proceeding against the General Partner seeking reorganization, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within 90 days after the appointment without its consent or acquiescence of a trustee, receiver, or liquidator of the General Partner or of all or any substantial part of its properties, the appointment is not vacated or stayed or if within 90 days after the expiration of any such stay, the appointment is not vacated; or
          (d) Subject to Article 12, the Partnership dissolves and winds up its affairs.
     Excluded Act: as defined in Section 8.1.
     Fiscal Year: as defined in Section 1.5.
     General Partner: Stilwell Value, LLC and any other Persons admitted as General Partners pursuant to the provisions of this Agreement, so long as they remain General Partners.
     Incentive Allocation: means twenty percent (20%) of the amount, determined as of the close of each Performance Period with respect to each Limited Partner, by which (1) such Limited Partner’s Positive Performance Change for such Performance Period, if any, exceeds (2) any positive balance in such Limited Partner’s Carryforward Account as of the most recent prior date as of which any adjustment has been made thereto.
     Indemnified Parties: as defined in Section 8.1.

     Interest: an interest (subscribed for pursuant to the Private Offering Memorandum and obtained in consideration of a Capital Contribution) in the profits, losses, distributions, capital and assets of the Partnership equal to the Percentage Interest of such contribution.
     Limited Partner: a Partner designated as a Limited Partner on Exhibit A hereto and any Person admitted as a Limited Partner pursuant to Article 3, other than a Limited Partner which has ceased to be a Limited Partner of the Partnership.
     Majority-In-Interest: shall mean a vote in which those Partners who are entitled to vote under the terms of this Agreement and who hold more than fifty percent (50%) of the Aggregate Percentage Interests of the Partnership, voted together.
     Net Asset Value: as of a specified date, the amount by which the value of the Partnership’s assets exceeds the amount of its liabilities, as of that date, with all Securities valued in accordance with the provisions of Section 5.1 and Section 6.5.
     Net Profits or Net Losses: as defined in Section 5.1, determined on the accrual basis method of accounting in accordance with generally accepted accounting principles, including unrealized profits and losses.
     Partners: as defined in Section 1.1.
     Partnership: means Stilwell Associates, L.P., the partnership formed under and pursuant to the Act and this Agreement.
     Percentage Interest: with respect to each Partner, shall mean the ratio of such Partner’s Capital Account to the total of all Partners’ Capital Accounts.
     Performance Change: means, with respect to each Limited Partner for each Performance Period, the difference between:
(1)	the sum of (a) the balance of such Limited Partner’s Capital Account as of the close of the Performance Period (after giving effect to all allocations to be made to such Limited Partner’s Capital Account as of such date other than any Incentive Allocation to be debited against such Limited Partner’s Capital Account), plus (b) any debits to such Limited Partner’s Capital Account during the Performance Period to reflect any actual or deemed distributions or withdrawals with respect to such Limited Partner’s interest; and

(2)	the sum of (a) the balance of such Limited Partner’s Capital Account as of the commencement of the Performance Period, plus (b) any credits to such Limited Partner’s Capital Account during the Performance Period to reflect any contributions by such Limited Partner to the capital of the Partnership.
If the amount specified in clause (1) exceeds the amount specified in clause (2), such difference shall be a “Positive Performance Change,” and if the amount specified in clause (2) exceeds the amount specified in clause (1), such difference shall be a “Negative Performance Change.”

     Performance Period: means, with respect to each Limited Partner, the period commencing as of the date of admission of such Limited Partner to the Partnership (in the case of the initial Performance Period) and thereafter each period commencing as of the day following the last day of the preceding Performance Period with respect to such Limited Partner, and ending as of the close of business on the first to occur of the following after the relevant commencement date:
(1)	the last day of a Fiscal Year;

(2)	the withdrawal by such Limited Partner of his entire Interest in the Partnership;

(3)	the admission as a Substitute Limited Partner of a Person to whom the entire interest of such Limited Partner has been transferred; or

(4)	the final distribution to such Limited Partner following the dissolution of the Partnership.
     Person: includes a natural person or corporation, trust, association, partnership, limited liability company, joint venture and other entity (including a governmental agency and instrumentality).
     Portfolio Entity: any Person in which funds of the Partnership are invested.
     Portfolio Investment: any investment in a Portfolio Entity.
     Private Offering Memorandum: the Private Offering Memorandum of the Partnership, effective January 1, 2007, as may be amended or supplemented from time to time, in connection with the offering of Interests in the Partnership.
     Securities: shares of capital stock, limited partnership interests, warrants, options, convertible bonds, convertible notes, convertible debentures, guaranties of indebtedness and other equity or debt interests, or derivatives thereof, of whatever kind of any Person, whether readily marketable or not.
     Subscription Agreement: an agreement between the Partnership and each Limited Partner pursuant to which a potential Limited Partner acquires an Interest in the Partnership.
     Substitute Limited Partner: any transferee of Limited Partnership Interests as permitted under Section 11.2.
     Valuation Date: as defined in Section 4.2.
ARTICLE 3
Capital Contributions
     3.1. Capital Contributions. Each Partner shall make an initial Capital Contribution in an amount equal to 100% of the amount reflected opposite such Partner’s name on Schedule A hereto concurrently with its execution and delivery of this Agreement. Such Capital Contribution will be accepted on the first day of each quarter, and generally must be paid in cash unless the General Partner determines in its sole discretion to accept an investment in-kind. The minimum initial Capital Contributions in the Partnership will be $250,000. The General Partner may in its sole discretion accept lesser initial Capital Contributions or Capital Contributions other than in cash.
     Subsequent to the initial closing of the Partnership, each existing Partner may make additional Capital Contributions and new Partners (“Additional Limited Partners”) may make initial Capital Contributions as of the first day of each month or such other times as the General Partner may determine in its sole discretion. Additional Limited Partners must provide the Partnership with 10 Business Days’ notice, which may be waived in the General Partner’s sole discretion, of an intention to purchase Interests in the Partnership. The General Partner may refuse or further condition the admission of any Additional Limited Partner or the acquisition of additional Interests by any Limited Partner at its sole discretion. Payment in full, together with any necessary documentation, will be due upon purchase.
     3.2. Admission of Partners. The General Partner may establish eligibility requirements for the admission of a Person as a Partner and refuse to admit any Person which fails to satisfy such eligibility requirements. The General Partner shall have the sole responsibility for determining whether a Person is eligible to be a Partner; provided, however, that the General Partner shall be entitled to rely, and shall be fully protected in relying upon, representations made or certificates provided by any such Person (including, without limitation, the Subscription Agreement) and the General Partner shall have the sole discretion to admit Persons eligible for admission and/or to permit additions to accounts of existing Partners.
     In connection with the admission of a Partner to the Partnership, such Partner shall, in advance of such admission and as a condition thereto, sign a copy of this Agreement or a supplement hereto pursuant to which it agrees to be bound by the terms of this Agreement.
     3.3. No Priorities of Limited Partners. Except as expressly provided in this Agreement, no Limited Partner shall have the right to demand or receive property other than cash in return for its Capital Contribution, nor shall any Limited Partner have priority over any other Partner either as to the return of its Capital Contribution or as to profits, losses or distributions.
ARTICLE 4
Capital Accounts
     4.1. Capital Accounts.
          (a) Capital Account. The Partnership shall establish for each Partner a “Capital Account.” The initial balance of the Capital Account for each Partner shall be his initial Capital Contribution to the Partnership. Thereafter, the Capital Account of each Partner shall be adjusted as provided herein. Except as otherwise provided herein, the Capital Accounts shall be maintained in accordance with the rules of U.S. Treasury Regulations Section 1.704-1(b)(2)(iv).

          (b) Adjustments to Capital Accounts. The initial balance of the Capital Account of each Partner shall be:
          (i) increased by (x) additional Capital Contributions by such Partner to the Partnership; and (y) the positive adjustments to such Partner’s Capital Account provided for in Article 5; and
          (ii) decreased by (x) the amount of cash and the fair market value of other property distributed to such Partner (in redemption or otherwise); and (y) the negative adjustments to such Partner’s Capital Account provided for in Article 5.
          (c) Capital Accounts of Current Partners. The Capital Account of each Partner as of the date of this amendment and restatement shall equal such Partner’s Capital Account immediately prior to such date.
     4.2. Valuation Date; Accounting Period. The Capital Accounts of the Partners shall be adjusted as of the close of each Fiscal Year of the Partnership, each day on which there is a distribution by the Partnership to a Partner (or Partners) in redemption or otherwise, the day preceding any day on which an additional Capital Contribution or a transfer of Partnership interests is accepted by the Partnership, and any other day determined by the General Partner from time to time (each, a “Valuation Date”). A period beginning on the day following a Valuation Date and ending on the next succeeding Valuation Date is referred to below as an “Accounting Period.”
     4.3. Compliance With Treasury Regulations. The provisions of this Article 4 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) and other applicable sections of Treasury Regulations promulgated under the Code, and shall be interpreted and applied in a manner consistent with them. If the General Partner determines that it is prudent to modify the manner in which the Capital Accounts are computed in order to comply with Regulations, the General Partner may make such modifications, provided they are not materially adverse to any Limited Partner.
ARTICLE 5
Determination and Allocation of Profits and Losses
     5.1. Determination of Partnership’s Net (Book) Profit or Loss.
     Upon the close of business on each Valuation Date:
     (a) The Net Asset Value of the Partnership’s assets shall be determined in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement.
     (b) The Net Asset Value shall be adjusted (the “Adjusted Net Asset Value”) by (x) adding thereto the amount of money or the fair market value of other property distributed to the Partners following the prior Valuation Date; and (y) subtracting therefrom the amount of money contributed to the Partnership since that prior Valuation Date; and
     (c) The Adjusted Net Asset Value shall be compared to the Net Asset Value at the immediately preceding Valuation Date; any increase constitutes the “Net Profit” for the Accounting Period and any decrease constitutes the “Net Loss” for the Accounting Period.
     5.2. Allocations to Capital Accounts.
     (a) The Net Loss of the Partnership for each Accounting Period shall be allocated among the Partners in proportion to their respective Percentage Interests as of the beginning of the relevant Accounting Period; provided, however, that a Limited Partner shall not be allocated Net Loss to the extent that such allocation would reduce such Limited Partner’s Capital Account balance below zero, and that amount of Net Loss shall instead be allocated to the General Partner.
     (b) Net Profit shall be allocated as of the close of each Valuation Date, (i) first, to the General Partner, to the extent of Net Loss allocated to the General Partner pursuant to the proviso of Section 5.2(a) in excess of prior allocations of Net Profit to the General Partner and (ii) thereafter, to all the Partners in proportion to their respective Percentage Interests as of the beginning of the relevant Accounting Period.
     (c) It is expected that each Partner’s Capital Account balance immediately following the above allocations on any Valuation Date shall equal the value of his Partnership Interest. If, immediately following the allocation on any Valuation Date, any Partner’s Capital Account balance is not equal to the value of his interest, the General Partner may, in its sole discretion, adjust such Partner’s Capital Account so that the balance in his Capital Account will equal the value of his interest.
     (d) Withholding Taxes. Any taxes, fees or other charges that the Partnership is required to withhold under applicable law with respect to any Partner shall be withheld by the Partnership (and paid to the appropriate governmental authorities) and shall be deducted from the Capital Account of such Partner as of the last day of the Fiscal Year (or period) with respect to which such amount is required to be withheld.
     5.3. Ongoing Expenses. The General Partner shall pay all reasonable and normal operating, general, administrative and overhead costs and expenses incurred in the operation of the Partnership, including, among other things, office expenses, rent, telephone, postage and clerical costs and all normal recurring expenses for accounting and other professional services. The Partnership shall pay or reimburse the General Partner for all other costs and expenses incurred by or on behalf of the Partnership, or for its benefit, including, without limitation, interest on partnership borrowings, custodial fees and expenses, brokerage commissions and fees, service fees, legal fees and expenses, proxy solicitation and related costs, securities transaction costs, fees and taxes, and annual audit and tax return preparation costs, as well as extraordinary or nonrecurring expenses (such as litigation expenses).

     5.4. Management Fee. In consideration for providing administrative, management and operational services to the Partnership, the Partnership shall pay to the General Partner or, if the General Partner has designated an Administrative Manager, to the Administrative Manager, a management fee each calendar quarter, in advance, equal to 0.25% (an annualized rate of 1%) of each Limited Partner’s capital account (the “Management Fee”) at the start of business on the first day of such calendar quarter. The Management Fee will be prorated for any period that is less than a full fiscal quarter and will be adjusted for contributions during the quarter. The General Partner or, if the General Partner has designated an Administrative Manager, the Administrative Manager, in its sole discretion, may waive or reduce the Management Fee with regard to Limited Partners that are employees or affiliates of the General Partner or Administrative Manager, relatives of such persons, and for certain strategic investors.
     5.5. Incentive Allocation. The Incentive Allocation shall be debited against the Capital Account of each Limited Partner as of the last day of each Performance Period with respect to such Limited Partner, and the amount so debited shall simultaneously be credited to the Capital Account of the General Partner. The General Partner, or if the General Partner has designated an Administrative Manager, the Administrative Manager, in its sole discretion, may waive or reduce the Incentive Allocation with regard to Limited Partners that are employees or affiliates of the General Partner, relatives of such persons, and for certain strategic investors.
     5.6. New Issues. In the event the General Partner or any investment adviser or manager retained by the General Partner decides to invest in securities which are considered to be a “new issue” as that term is defined in Conduct Rule 2790 of the NASD, such investment shall be made in accordance with the following provisions:
          (a) any such investment made in a particular Fiscal Period shall be made in a special account (the “New Issues Account”), which account shall be a separate brokerage account with a separate brokerage number;
          (b) Partners who do not fall within the proscription of the Conduct Rules (“Unrestricted Partners”) shall have a beneficial interest in the New Issues Account and Partners who fall within the proscription of the Conduct Rules (“Restricted Partners”) may, in the sole discretion of the General Partner, have a beneficial interest in the New Issues Account only to the extent permitted by the Conduct Rules (i.e. 10% in the aggregate);
          (c) each Unrestricted Partner shall have a beneficial interest in the Unrestricted Partners’ portion of the New Issues Account (which may constitute the entire New Issues Account) for any Fiscal Period in the proportion which (i) such Unrestricted Partner’s Capital Account as of the beginning of the Fiscal Period bore to (ii) the sum of the Capital Accounts of all Unrestricted Partners as of the beginning of such Fiscal Period;
          (d) each Restricted Partner shall have a beneficial interest in the Restricted Partners’ portion of the New Issues Account, if any, for any Fiscal Period in the proportion which (i) such Restricted Partner’s Capital Account as of the beginning of the Fiscal Period bore to (ii) the sum of the Capital Accounts of all Restricted Partners as of the beginning of such Fiscal Period;

          (e) funds required to make a particular investment shall be transferred to the New Issues Account from the regular account of the Partnership; securities involved in the public distribution shall be purchased in the New Issues Account, held in the New Issues Account and either eventually sold from the New Issues Account or, to the extent permissible, transferred to the regular account at the then fair market value. If sold, the proceeds of the sale shall be transferred from the New Issues Account to the regular account of the Partnership;
          (f) as of the last day of each Fiscal Period in which a particular investment or investments are held in the New Issues Account and if the General Partner determines, in its sole discretion, that it is necessary to ensure the equitable treatment of Partners: (i) interest shall be debited from the Capital Accounts of the Partners in accordance with their pro rata beneficial interests in the New Issues Account, at the interest rate being paid by the Partnership from time to time for borrowed funds during the period in that Fiscal Period that funds from the regular account have been held in or made available to the New Issues Account or, if no such funds are being borrowed during such period, the interest rate that the General Partner determines would have been paid if funds had been borrowed by the Partnership during such period; and such interest shall be credited to the Capital Accounts of all the Partners, in the proportions which (A) each Partner’s Capital Account as of the beginning of such Fiscal Period bore to (B) the sum of the Capital Accounts of all Partners as of the beginning of such Fiscal Period; and (ii) any Net Profits or Net Losses during such Fiscal Period with respect to the New Issues Account shall be allocated to the Capital Accounts of the Partners in accordance, with their beneficial interests in the New Issues Account during such Fiscal Period; and
          (g) the determination of the General partner as to whether a particular Partner falls within the proscription of Conduct Rule 2790 shall be final.
     5.7. Tax Allocation. All realized items of income, gain, loss and deduction, including items of income or gain which are not subject to federal income taxation and items of loss or expenditures which are not deductible for federal income tax purposes shall be allocated among the Partners in the same manner as Net Profit and Net Loss are allocated to Capital Accounts, unless the General Partner determines that by reason of differences between tax accounting principles and the accounting principles utilized in determining the amounts allocated pursuant to Section 5.2, a different allocation will more accurately reflect the Partners’ interests in the Partnership. In the event the value of Partnership property (as determined in accordance with Section 5.1 hereof) varies from the Partnership’s adjusted tax basis at the time of admission of a new Partner, withdrawal of a Partner, or contribution of additional capital, subsequent tax allocations of taxable income, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and such value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purposes and intention of this Agreement. Allocations pursuant to this Section 5.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account.
     5.8. Accounting Conventions; Elections. To determine possible varying interests of Partners during a taxable year, the Partnership shall use the interim-closing of the books method,

and all profit, gain or loss (including each item of income or expense) shall be allocated as realized or accrued by the Partnership. No election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”) shall be filed without the consent of the Tax Matters Partner of the Partnership. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required to be taken into account in determining Capital Accounts, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).
ARTICLE 6
Distributions
     6.1. Withdrawal of Capital
          (a) Notice Period. A Limited Partner will be permitted to withdraw, at the end of the year in which the withdrawal notice is given, any investment in its Capital Account, beginning twenty-four (24) months after such Interest was accepted into the Partnership. Notwithstanding the foregoing, the General Partner may, in its sole discretion, permit a Limited Partner to make withdrawals at any time, except such consent will only be given in extraordinary circumstances that would not impose any additional tax or regulatory requirements on the Partnership or the General Partner.
          (b) Payment of Withdrawal Proceeds. The Partnership normally will pay at least 90% of the withdrawal proceeds within 10 Business Days of effective date of withdrawal, and will pay the remaining amount within 10 Business Days after the distribution to the Partners of the Partnership’s annual financial reports covering the period during which the withdrawal occurred. Withdrawal proceeds generally will be paid in cash. All or part of the proceeds of any withdrawal may be paid in-kind if the General Partner determines in its sole discretion that liquidating a portion of the Partnership’s portfolio to satisfy the withdrawal would adversely affect other Limited Partners.
     The General Partner of the Partnership may suspend the calculation of the net asset value and suspend or limit the withdrawal of Interests in the Partnership (i) during any period when the services and markets relied upon to value the Partnership’s portfolio are closed other than for ordinary holidays and weekends, or during periods in which dealings are restricted or suspended, (ii) during the existence of any state of affairs which, in the determination of the General Partner, constitutes an emergency as a result of which disposal of a substantial amount of investments by the Partnership would not be reasonably practicable or would be seriously prejudicial to its investors, (iii) during any breakdown in the means of communication normally employed in determining the price or value of any of the Partnership’s investments, or where the current prices or values of any investments owned by the Partnership cannot reasonably be promptly and accurately ascertained, or (iv) during any period when the transfer of funds involved in the realization or acquisition of any investments cannot, in the determination of the General Partner, be effected at normal rates of exchange. In such case, the redemption will be executed as soon as reasonably practicable. All reasonable steps will be taken to bring any period of suspension to an end as soon as possible.

          (c) Mandatory Withdrawal. If it shall come to the notice of the General Partner that any Interest is held by or on behalf of:
          (i) any Person in breach of any law or requirement of any country or governmental authority; or
          (ii) any Person in circumstances (whether directly or indirectly affecting such Person and whether taken alone or in conjunction with any other Person or Persons, connected or not, or with any other circumstances appearing to the General Partner to be relevant) which, in the opinion of the General Partner, might result in the Partnership or the Limited Partners as a whole incurring any liability to taxation or suffering any other pecuniary or regulatory disadvantage which the Partnership or such Limited Partners might not otherwise have incurred or suffered; or
          (iii) any Person who in the opinion of the General Partner is deemed to be, for any reason, an unsuitable investor;
then the General Partner may determine to redeem all of his Interest immediately.
          (d) Suspension of Withdrawals. The General Partner may suspend the right of Limited Partners to make withdrawals during any period when:
          (i) any stock exchange on which a substantial part of securities owned by the Partnership are traded is closed, otherwise than for ordinary holidays, or dealings thereon are restricted or suspended;
          (ii) there exists any state of affairs which constitutes a state of emergency as a result of which (a) disposal of a substantial part of the investments of the Partnership would not be reasonably practicable and might seriously prejudice the Limited Partners, or (b) it is not reasonably practicable for the General Partner fairly to determine net asset value;
          (iii) none of the requests for withdrawal which have been made may be lawfully satisfied by the Partnership in U.S. dollars; or
          (iv) there is a breakdown in the means of communication normally employed in determining the prices of a substantial part of the investments of the Partnership.
          (v) In such case, the withdrawal will be executed as soon as reasonably practicable. Withdrawal proceeds generally will be paid in cash. All or part of the proceeds of any withdrawal may be paid in-kind if the General Partner determines in its sole discretion that liquidating a portion of the Partnership’s portfolio to satisfy the withdrawal would adversely affect the Limited Partners.

     6.2. Distributions. Subject to Section 6.5, the General Partner may, in its sole discretion, retain during the term of the Partnership or distribute to its Partners the assets of the Partnership. Subject to Section 6.5, Distributions shall be made to the Partners pro rata according to their positive Capital Accounts as of such date after any allocations have been made pursuant to Article 5.
     6.3. Restriction on Distribution. No Distribution shall be made pursuant to this Article 6 that would render the Partnership insolvent or that would after giving effect to such Distribution result in a deficit balance in any Partner’s Capital Account.
     6.4. Withholding
          (a) The Partnership shall at all times be entitled to make payments with respect to any Partner in amounts required to discharge any obligation of the Partnership to withhold or make payments to any governmental authority with respect to any federal, state, local or foreign tax liability of such Partner as a result of such Partner’s interest in the Partnership. Each such payment shall be treated as a distribution pursuant to this Article 6.
          (b) Any withholding taxes withheld pursuant to this Section 6.4 shall be withheld at the maximum applicable statutory rate under the applicable tax law unless the General Partner shall have received an opinion of counsel or other evidence, satisfactory to the General Partner, to the effect that a lower rate is applicable or that no withholding is applicable.
          (c) Each Limited Partner shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the Partnership, the General Partner and each Indemnified Party, as defined below, against all claims, liabilities and expenses of whatever nature relating to the Partnership’s or such Person’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Partnership or such Person with respect to such Limited Partner or as a result of such Limited Partner’s interest in the Partnership.
     6.5. Valuation. The Net Asset Value of the Partnership shall be determined on each Valuation Date at the close of business (or such other time as the General Partner may prescribe). The value of the assets and liabilities shall be determined by reference to the latest prices and values available and the General Partner may rely upon any reputable system for the determination of prices, exchange rates or values for the purpose thereof. In the case of any asset for which no price quotations are available as above provided, the fair value thereof shall be determined from time to time in such equitable manner as the General Partner shall from time to time determine.
ARTICLE 7
Duties, Powers and Restrictions
Upon the General Partner and the Limited Partners
     7.1. Investment Objective. The Partnership’s investment objective is to provide capital appreciation over the long term to its investors.

     7.2. Powers of General Partner. The management, operation and policies of the Partnership shall be vested exclusively in the General Partner, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership and to enter into and perform all contracts and other undertakings that it may in its discretion deem necessary or advisable in connection therewith or incidental thereto. The General Partner shall have all the rights and powers and be subject to all the restrictions and liabilities of a general partner in a partnership without limited partners.
          Without limiting the foregoing general powers and duties, the General Partner is hereby authorized and empowered on behalf and in the name of the Partnership, or on its own behalf and in its own name, as may be appropriate, to:
          (a) direct the formulation of investment policies and strategies for the Partnership, and select and approve the investment of Partnership funds, in accordance with the Private Offering Memorandum;
          (b) acquire, hold, sell, transfer, exchange and dispose of Securities, and exercise all rights, powers, privileges and other incidents of ownership and possession with respect to Securities, including, without limitation, the voting of Securities, the approval of restructuring of investments in Portfolio Entities, participation in arrangements with creditors of Portfolio Entities, the institution and settlement or compromise of suits and administrative proceedings and other similar matters;
          (c) open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, mutual fund and similar accounts;
          (d) engage and terminate consultants, attorneys, accountants and such other agents and employees for itself and for the Partnership as it may deem necessary or advisable, and authorize any such agent or employee to act for and on behalf of the Partnership;
          (e) join with other entities which the General Partner may or may not control in an attempt to influence the management of the companies in which the Partnership invests;
          (f) subject to its ultimate responsibility for the management of the Partnership, delegate any of its duties hereunder to any other Person, and in furtherance of any such delegation, to appoint, employ or contract with any Person it may in its sole discretion deem necessary or desirable for the transaction of the business of the Partnership, which may, under the supervision of the General Partner, administer the day-to-day operation of the Partnership;
          (g) incur and pay out of the assets of the Partnership, either on a current basis or subject to amortization over such period as the General Partner may reasonably determine to be appropriate, any charges, taxes, liabilities, and expenses which are necessary or incidental to, or in support of, the carrying out of any of the purposes of this Agreement (including, without limitation, the costs and expenses incurred in connection with the compensation, and fees for agents of the Partnership, broker commission charges, transfer taxes, and certain other clearing, settlement, and transaction charges);

          (h) file or cause to be filed any documents required by the Securities Exchange Commission, including but not limited to Form 13(d) as required by the Securities Exchange Act of 1934, Form 13(d) in the event that the General Partner or the Partnership acquires ownership of interests of more than 5% in a publicly traded company; and
          (i) make and perform such other agreement and undertakings, as may be necessary or advisable to the carrying out of any of the foregoing powers, objects or purposes.
     7.3. Other Business Relationships. The General Partner and/or any of its respective Affiliates, may engage independently or with others in other investment or business ventures of any kind, which may be similar to or in competition with the investments or business of the Partnership. Without limiting the generality of the foregoing, the General Partner may establish, invest in or otherwise enter into contracts with other limited partnerships or other entities with the same purposes as the Partnership and in which the General Partner has substantially the same kinds of responsibilities as in this Agreement.
     7.4. Conflicts of Interest
          (a) Nothing in this Section 7.4 shall be construed to prohibit the General Partner from serving as an officer, director or agent, providing management assistance, advisory services or other services to, or having other arrangements with, entities in which the Partnership invests or in entities which compete with entities in which the Partnership invests.
          (b) In managing the Partnership, the General Partner may utilize the services of Affiliate companies that offer management and similar services, and shall pay fair, arm’s-length compensation for such services out of Partnership assets.
          (c) Except as set forth above in this Section 7.4, the General Partner will continue to be associated with, and render services to, other organizations and is not prohibited by the Partnership from engaging in any activity whatsoever outside of the Partnership, including the management of other funds.
     7.5. Powers of Limited Partners. No Limited Partner as such shall take part in or interfere in any manner with the management, conduct or control of the business or affairs of the Partnership or have any right or authority to act for or bind the Partnership.
     7.6. Partnership Property. The Partnership’s property shall consist of all its assets and funds. Title to the Partnership’s property (including insurance policies) may be taken and held only in the name of the Partnership or in such other name or names as shall be determined by the General Partner; provided, however, that if title is held other than in the name of the Partnership, the Person or Persons who hold title shall certify by instrument duly executed and acknowledged, that title is held as nominee and/or trustee for the benefit of the Partnership pursuant to the terms of this Agreement and an executed copy of such instrument shall be delivered to the Partnership; provided, further, that if any Person other than the Partnership shall be the named beneficiary on any insurance policy obtained by the Partnership, such Person shall certify by instrument duly executed and acknowledged, that such interest is held as nominee and/or trustee for the benefit of the Partnership pursuant to the terms of this Agreement and an executed copy of such instrument shall be delivered to the Partnership.

ARTICLE 8
Liability of Partners
     8.1. Liability of the General Partner
          (a) The General Partner and any of its principals, employees, directors, officers, representatives, Affiliates, agents, advisers and consultants (as used in Articles 8 and 9, the “Indemnified Parties”) shall not be liable, in damages or otherwise, to the Partnership or to any Limited Partner, or any of their respective Affiliates for any act or omission by any Indemnified Party by reason of their activities with respect to the Partnership or General Partner unless such act or omission results directly from the Indemnified Party’s fraud, gross negligence, gross professional misconduct, willful illegal acts, breach of fiduciary duty to the Limited Partners of the Partnership, or a conscious and material breach of the agreements appointing them to carry out activities on behalf of the Partnership (collectively, the “Excluded Acts”), as the case may be. Except as otherwise provided in this Section 8.1(a), no Indemnified Party shall be liable to the Partnership or any Limited Partner for any mistake of fact or judgment by any Indemnified Party in conducting the affairs of the Partnership or otherwise acting in respect of and within the scope of this Agreement.
          (b) Except as otherwise expressly provided in Section 6 the General Partner shall not be liable for the return of all or any portion of any Limited Partner’s Capital Account nor required to restore any deficit in any Limited Partner’s Capital Account.
     8.2. Liability of the Limited Partners. Except as may be provided by law, the liability of each Limited Partner is limited to its Capital Contribution, and nothing in this Agreement shall remove, diminish or affect such limitation.
     8.3. No Obligation to Replenish Negative Capital Account. Except as may be otherwise provided by law or this Agreement, no Partner shall have any obligation at any time to contribute any funds to replenish any negative balance in its Capital Account.
ARTICLE 9
Indemnification
     9.1. In General. The Indemnified Parties shall be and hereby are indemnified and held harmless by the Partnership from and against any and all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings or otherwise, of any nature whatsoever, known or unknown, or asserted against any Indemnified Party, the Partnership or any of the Limited Partners, or in which any Indemnified Party may become involved, as a party or otherwise, arising out of the conduct of the business or affairs of the Partnership by the respective Indemnified Party or otherwise relating to this Agreement or any agreement made pursuant to this Agreement, including, but not limited to, serving on the board of directors or participating in the management of a Portfolio Entity, provided that, an Indemnified Party shall not be entitled to indemnification hereunder if it shall have been determined by a court of competent jurisdiction or as part of a settlement that the Indemnified Party (a) did not act in good faith or in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, (b) materially violated this Agreement or any agreement made pursuant to this Agreement or (c) acted so as to be liable for any Excluded Act. The termination of any proceeding by settlement shall not, of itself, create a presumption that the Indemnified Party did not act in good faith and in a manner that Indemnified Party reasonably believed to be in or not opposed to the best interests of the Partnership, or that the Indemnified Party materially violated this Agreement or any agreement made pursuant to this Agreement, or that the Indemnified Party acted negligently or fraudulently, or had reasonable cause to believe that its conduct was unlawful. Notwithstanding anything contained herein to the contrary, no Limited Partner shall be obligated to contribute any monies to fund any indemnification obligation of the Partnership.
     9.2. Expenses. Expenses incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder may be advanced by the Partnership prior to the final disposition thereof by a court of competent jurisdiction or as part of a settlement upon receipt of an undertaking by or on behalf of the Indemnified Party to repay such amount if it shall be determined ultimately that the Indemnified Party is not entitled to be indemnified hereunder, provided that, no funds shall be advanced prior to the final disposition thereof if such claim is brought by Limited Partners holding a Majority-in-Interest (either directly or derivatively on behalf of the Partnership). The right of any Indemnified Party to the indemnification provided herein shall be cumulative of, and in addition to, any rights to which such Indemnified Party may otherwise be entitled by contract or as a matter of law, and shall extend to such Indemnified Party’s successors, assigns and legal representatives. Any judgments against the Partnership and the General Parmer in respect of which the General Partner is entitled to indemnification shall first be satisfied from Partnership assets before the General Partner is responsible therefor.
ARTICLE 10
Books and Records, Reports to Partners
     10.1. Books and Records. The General Partner shall keep or cause to be kept at the Partnership’s principal office appropriate records and books of account in accordance with generally accepted accounting principles, consistently applied. Such books and records shall be available for inspection and copying by the Partners or their duly authorized representatives during normal business hours for any purpose reasonably related to their interest in the Partnership.
     10.2. Federal, State, Local and Foreign Income Tax Information. The General Partner shall prepare and file, or cause the accountants of the Partnership to prepare and file, a Federal information tax return in compliance with Section 6031 of the Code, and any required state, local and foreign income tax and information returns for each tax year of the Partnership.
     10.3. Tax Matters Partner. The General Partner is hereby designated as the “Tax Matters Partner” in accordance with Section 6231(a)(7) of the Code and similar provisions of any state or local law and, in connection therewith, shall have all other powers needed to fully perform hereunder, including, without limitation, the power to retain (at the expense of the

Partnership) all attorneys and accountants of its choice and the right to settle any audits without the consent of the Limited Partners. The designation made in this Section 10.3 is hereby approved by each Partner as an express condition to becoming a Partner. Each Partner agrees to take any further action as may be required by regulation or otherwise to effectuate such designation. The Partnership hereby indemnifies, to the full extent permitted by law, the General Partner from and against any damages or losses (including attorneys’ fees) arising out of or incurred in connection with any action taken or omitted to be taken by it in carrying out its responsibilities as tax matters partner, provided such action taken or omitted to be taken does not constitute fraud, gross negligence or gross professional misconduct.
     10.4. Reports to Partners. Partners in the Partnership will receive such reports and financial statements as shall be distributed by the General Partner at his discretion.
ARTICLE 11
Transfers; Removal
     11.1. Transfer by the General Partner. The General Partner shall not assign or otherwise transfer its Interest in the Partnership without the unanimous consent of the Limited Partners unless such transfer is to an Affiliate of the General Partner.
     11.2. Transfer by Limited Partners. The Interests in the Partnership are transferable with the prior consent of the General Partner of the Partnership. The General Partner may withhold such consent for any reason. A transferee who receives an Interest in the Partnership shall become a Substitute Limited Partner upon execution of this Agreement and compliance with any other condition imposed by the General Partner.
     11.3. Withdrawal of General Partner
          (a) The General Partner may withdraw from the Partnership upon 90 Business Days written notice to the Partners. Upon such occurrence or the occurrence of any other Event of Withdrawal, neither such General Partner nor its successors in interest shall have any of the powers, obligations or liabilities of a General Partner under this Agreement or under applicable law, provided that, the General Partner shall retain general partner liability arising out of events taking place prior to the earlier of dissolution of the Partnership or the admission of a new general partner.
          (b) The General Partner may admit, with the written consent or ratification of a majority in interest of the Limited Partners, one or more new general partners; provided, however that admission of an affiliate of the General Partner as a substituted or additional general partner shall not require consent of the Limited Partners.

ARTICLE 12
Dissolution and Winding Up of the Partnership
     12.1. Dissolution of the Partnership. The Partnership shall be dissolved upon the first to occur of any of the following:
          (a) the decision of the General Partner to dissolve the Partnership and the giving of written notice of such decision by the General Partner to all Limited Partners; or
          (b) the occurrence of any Event of Withdrawal, unless within 90 days thereafter, all the remaining Partners agree in writing to continue the business of the Partnership and to the appointment of one or more general partners.
     12.2. Winding Up of the Partnership. Upon a dissolution of the Partnership, the General Partner or, if there is no General Partner, a liquidator appointed by Limited Partners holding in the aggregate a majority in interests of the Partnership, shall wind up the business and affairs of the Partnership in an orderly manner. During the period of winding up, the General Partner or such liquidator shall determine which Portfolio Investments and other assets are to be distributed in kind and which are to be liquidated and then shall proceed with the liquidation of such Portfolio Investments and other assets so selected as promptly as is consistent with obtaining the fair value thereof. Partnership assets not previously distributed to the Partners, or the proceeds therefrom to the extent the General Partner or such liquidator elects to liquidate the same, to the extent sufficient therefor, shall be applied and distributed in the following order:
          (a) to the payment and discharge of all of the Partnership’s debts and liabilities to Persons other than Partners, either by the payments thereof or the making of reasonable provision therefor;
          (b) to provide reserves, in amounts established by the General Partner or such liquidator, to meet unliquidated claims or other liabilities, including contingent liabilities, of the Partnership;
          (c) to the payment and discharge of all of the Partnership’s debts and liabilities to Partners (other than in respect of their Partnership interest); and
          (d) the balance of such assets or proceeds to the Partners in accordance with the balances in their respective Capital Accounts, any remainder to be distributed among the Partners in accordance with their Percentage Interests.
The Partners hereby acknowledge that the entire right, title and interest to the Partnership’s name and the goodwill attached thereto is the property of the General Partner and that the Partnership’s right to use such name shall terminate upon dissolution of the Partnership.

ARTICLE 13
Power of Attorney
     13.1. Appointment of General Partner. Each Limited Partner hereby makes, constitutes and appoints the General Partner, with full power of substitution and resubstitution, its true and lawful attorney for it and in its name, place and stead and for its use and benefit, to sign, execute, certify, acknowledge, file and record all instruments amending, restating or canceling the Certificate, as the same may hereafter be amended or restated, that may be appropriate, and to sign, execute, certify, acknowledge, file and record such other agreement, instruments or documents as may be necessary or advisable (a) to reflect the exercise by the General Partner of any of the powers granted to it under this Agreement, including without limitation the admission of a Substitute Limited Partner or an Additional Limited Partner in accordance with the Agreement; or (b) which may be required of the Partnership or of the Partners by the laws of Delaware or any other jurisdiction. Each Limited Partner authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in and about the foregoing as fully as such Limited Partner might or could do if personally present, and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.
     13.2. Irrevocable. The power of attorney granted pursuant to Section 13.1:
          (a) is a special power of attorney coupled with an interest and, except as provided in clause (c) of this Section 13.2, is irrevocable;
          (b) may be exercised by such attorney-in-fact by listing all of the Limited Partners executing any agreement, certificate, instrument or document with the single signature of such attorney-in-fact acting as attorney-in-fact for all of them; and
          (c) shall terminate as to such Limited Partner upon the effectiveness of the admission of a Substitute Limited Partner except that it shall survive for the sole purpose of enabling such attorney-in-fact to execute, acknowledge and file any such agreement, certificate, instrument or document as is necessary to effect such substitution.
ARTICLE 14
Miscellaneous
     14.1. Amendments. The Agreement generally may be amended or supplemented without Limited Partner approval, provided, however, that such supplement or amendment shall not (i) adversely affect the status of the Partnership as a partnership for federal income tax purposes; (ii) cause the Partnership to be treated as a publicly traded partnership for federal income tax purposes; (iii) adversely affect the limited liability of the Limited Partners; or (iv) have a material adverse economic impact on the Limited Partners.

     14.2. Determination of Certain Matters. All matters concerning the valuation of Partnership assets, the allocation of profits, gains and losses among the Partners including the taxes thereon, accounting procedures and tax matters, not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner, whose determination shall be final and conclusive unless it is arbitrary and capricious.
     14.3. Waiver of Partition. Each of the Partners hereby irrevocably waives any and all rights that it may have to maintain action for partition of any of the Partnership’s property.
     14.4. Successors in Interest. Subject to the limitations set forth in Article 12, this Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives and permitted assigns of the Partners.
     14.5. Severability. If any provision of this Agreement or the application thereof to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law. Any default thereunder by a Limited Partner shall not excuse a default by any other Limited Partner.
     14.6. Notice. Any notice or other communication to be given under this Agreement to the Partnership or to any Partner shall be in writing and may either be delivered personally, by facsimile or mailed by pre-paid postage, certified or registered mail, or by overnight courier, (a) if to the Partnership, addressed to it at its principal office, or (b) to any Partner, at the address of such Partner as shown on the records of the Partnership. Such notice shall be deemed to have been given when so delivered, the first business day after the date sent if sent by facsimile or upon the expiration of seven days after such mailing, as the case may be.
     14.7. Delaware Office. The Partnership shall maintain a registered office in Delaware and a registered agent for service of process on the Partnership in Delaware, such office and agent to be selected by the General Partner in its discretion and to be set forth in the Certificate.
     14.8. Certificate of Limited Partnership. The General Partner shall provide a copy of the Certificate or any amendment relating thereto to each Limited Partner that makes a request therefor, but shall not otherwise be required to provide such copies.
     14.9. Applicable Law. This Agreement shall be governed by the laws of the State of Delaware.
     14.10. Miscellaneous. The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation. This Agreement may be executed in more than one counterpart with the same effect as if the parties executed one counterpart as of the date of this Agreement. This Agreement sets forth the entire understanding of all the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding with respect thereto.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Partnership Agreement to be executed as of the day and year first above written.

GENERAL PARTNER:

Stilwell Value, LLC

/s/ Joseph Stilwell
By: Joseph Stilwell, Managing Member

LIMITED PARTNERS: American Physicians Assurance Corporation

/s/ R. Kevin Clinton
By: R. Kevin Clinton, President & CEO

By:

Exhibit A
SCHEDULE OF PARTNERS

General Partner	Capital Commitment

Joseph Stilwell, Managing Member	$

Limited Partners

American Physicians Assurance Corporation	$15 Million

$

$

$

$